Exhibit 11.1

                    Ciro International, Inc. and Subsidiaries
           Statement Re: Computation of Per Share Earnings (Unaudited)

                                            Quarters                 Nine Months
Periods Ended September 30                2000        1999        2000        1999
----------------------------------------------------------------------------------
Basic Earnings Per Share:

Net Loss:                             $  (2,504)   $ (6,961)   $ (16,718)  $ (17,880)

Weighted Average Shares Outstanding   7,160,000   7,160,000    7,160,000   7,160,000

Basic Earnings Per Share                   --          --           --          --
                                      =========   =========   ==========   =========